SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 12, 2008

FNBH BANCORP, INC.
(Exact name of registrant
as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25752 (Commission File Number)	38-2869722 (IRS Employer Identification No.)

101 East Grand River Howell, Michigan (Address of Principal Executive Offices)	48843 (Zip Code)

Registrant's telephone number, including area code: (517) 546-3150

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Directors.

Effective June 12, 2008, the Board of Directors appointed Ronald Long, the Company's CEO, to the Board of Directors of the Company. As an employee of the Company, Mr. Long will not be compensated for his services as a director, nor is he serving as a director pursuant to any understanding or written agreement with the Company.

(e)	Compensatory Arrangements of Certain Officers.

Effective June 12, 2008, the Board of Directors of the Company approved a restricted stock grant award, in the amount of 3,754 shares, to James McAuliffe, who served as the Company's CEO from August 2007 to May 12, 2008. The award was made under the Company's Long-Term Incentive Plan and, based upon the closing value of the Company's stock on that date, has an aggregate value of $43,700. The shares are fully vested as of the date of grant. The award was made in consideration of Mr. McAuliffe's service and contributions to the Company as CEO, following the departure of his predecessor, Steven Walsh, and the retention of Ronald Long, the Company's current CEO. Mr. McAuliffe continues to serve as a director of the Company.

Item 8.01	Other Events.

At its Board meeting on June 12, 2008, the Board of Directors of the Company took a variety of initial actions to reduce the Company's overall director compensation expense. Effective as of the date of the meeting, the Board reduced all committee meeting fees from $500 to $400 and set the maximum number of members per committee at four. In addition, directors will be paid only for attendance at meetings currently scheduled for 2008; no fees will be paid for attendance at unscheduled meetings.

As an added measure, the Board eliminated the payment of committee fees to director emeriti. Also, beginning January 1, 2009, no fees of any kind will be paid to director emeriti. Finally, the Board elected to amend the Company's Nonemployee Director Compensation Plan, effective January 1, 2009, to eliminate the option of receiving stock on a deferred basis. Rather, directors will be eligible only to elect and receive director fees in cash or in a form of current stock.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 17, 2008	FNBH BANCORP, INC. (Registrant) By /s/ Janice Trouba —————————————— Janice Trouba Chief Financial Officer

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